Issuer Free Writing Prospectus filed pursuant to Rule 433

Registration Statement No. 333-216463

Pricing Term Sheet

Dated November 28, 2017

DELTA AIR LINES, INC.

2.600% Notes Due 2020

Issuer:	Delta Air Lines, Inc.

Size:	$450,000,000

Maturity Date:	December 4, 2020

Coupon:	2.600%

Price:	99.937% of face amount

Yield to Maturity:	2.622%

Spread to Benchmark Treasury:	+78 basis points

Benchmark Treasury:	1.750% UST due November 15, 2020

Benchmark Treasury Price and Yield:	99-23+; 1.842%

Interest Payment Dates:	June 4 and December 4, commencing June 4, 2018

Optional Redemption:	The Notes will be redeemable, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points, plus, in each case, accrued and unpaid interest on the principal amount of the Notes to be redeemed to the date of redemption.

Settlement Date:	T+5; December 5, 2017

CUSIP:	247361 ZL5

ISIN:	US247361ZL55

Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BB+ / BBB-

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

             Incorporated

U.S. Bancorp Investments, Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Fifth Third Securities, Inc.

Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc. Siebert Cisneros Shank & Co., L.L.C. The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a base prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847, Citigroup Global Markets Inc. at (800) 831-9146, Deutsche Bank Securities Inc. at (800) 503-4611, Merrill Lynch, Pierce, Fenner & Smith at (800) 294-1322, or U.S. Bancorp Investments, Inc. at (877) 558-2607.